Exhibit 2.1

ANNEX A

Plan of Conversion

(Attached)

PLAN OF CONVERSION OF

NEXTNRG, INC.

Dated as of October 7, 2026

Subject to the approval of the stockholders of NextNRG, Inc., a Delaware corporation (the “Company”), this Plan of Conversion (together with the exhibits hereto, the “Plan”) is entered into by the Company and sets forth the terms of the conversion of the Company from a Delaware corporation to a Nevada corporation, pursuant to the provisions of the Delaware General Corporation Law (the “DGCL”) and the Nevada Revised Statutes (the “NRS”).

1.	The Company was formed in the State of Delaware on March 28, 2019.

2.	Section 266 of the DGCL permits the conversion of a Delaware corporation to a corporation organized under the laws of another State.

3.	Chapter 78 and Chapter 92A of the NRS, including Section 92A.195 thereof, permits the conversion of a Delaware corporation into a Nevada corporation.

4.	Upon the terms and subject to the conditions of this Plan and in accordance with the DGCL and the NRS, the Company will be converted into a Nevada corporation (the “Conversion”) to be named NextNRG, Inc. (the “Corporation”).

5.	This Plan shall be effective following its approval by the stockholders of the Company and the filing of a Certificate of Conversion, substantially in the form as attached hereto as Exhibit A with the Secretary of State of the State of Delaware and Articles of Conversion, substantially in the form as attached hereto as Exhibit B, and the Articles of Incorporation for the Corporation (the “Articles of Incorporation”), substantially in the form as attached hereto as Exhibit C, with the Secretary of State of the State of Nevada.

ARTICLE I. ARTICLE I. THE CONVERSION

Section 1.01 The Conversion. At the Effective Time, the Company shall be converted into the Corporation and, for all purposes of the laws of the State of Delaware and the State of Nevada, the Conversion shall be deemed a continuation of the existence of the Company in the form of a Nevada corporation. At the Effective Time, for all purposes of the laws of the State of Delaware and the State of Nevada, all of the rights, priv ileges and powers of the Company, and all property, real, personal and mixed, and all debts due to the Company, as well as all other things and causes of action belonging to the Company, shall thereby become vested in the Corporation and shall be the property of the Corporation, and the title to any real property vested by deed or otherwise in the Company shall not revert or be in any way impaired by reason of any provision of the NRS; but all rights of creditors and all liens upon any property of the Company shall be preserved unimpaired, and all debts, liabilities and duties of the Company shall be deemed to be those of the Corporation, and may be enforced against the Corporation to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a corporation.

Section 1.02 Effective Time. The Conversion shall become effective upon the filing of a Certificate of Conversion with the Secretary of State of the State of Delaware and Articles of Conversion and the Articles of Incorporation with the Secretary of State of the State of Nevada (such time of effectiveness, the “Effective Time”). The officers of the Company shall select the date and time that the Effective Time occurs.

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Section 1.03 Articles of Incorporation and Bylaws of the Corporation. At and after the Effective Time, the Corporation shall be governed by the Articles of Incorporation, and the Board of Directors of the Corporation shall adopt bylaws for the Corporation substantially in the form as attached hereto as Exhibit D (the “Bylaws”).

Section 1.04 Directors and Officers. The initial directors of the Corporation shall be as set forth in the Articles of Incorporation, who shall be named to the initial Board of Directors of the Corporation. The initial officers of the Corporation shall be determined by the Board of Directors of the Corporation, promptly following the Conversion, in each case until their respective successors are duly elected or appointed and qualified.

Section 1.05 Termination. This Plan may be terminated and the Conversion abandoned at any time prior to the Effective Time by the action of the Board of Directors of the Company. In the event of termination of this Plan and abandonment of the Conversion, this Plan shall become void and of no further force and effect without liability on the part of any party hereto or their respective officers and agents.

ARTICLE II. ARTICLE II. CONVERSION; CERTIFICATES; COVENANTS

Section 2.01 Conversion of Shares.

(a) At the Effective Time, by virtue of the Conversion and without any action on the part of the Company or the stockholders of the Company, each share of common stock of the Company, par value $0.0001, shall be converted into one share of common stock, par value $0.0001 per share (the “Common Stock”) o the Corporation (the “Conversion Rate”).

(b) Following the filing of the Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock of the Corporation in the form as attached hereto as Exhibit E immediately after the Effective Time, each share of Series A Convertible Preferred Stock, par value $0.0001, of the Company shall be converted into one share of Series A Convertible Preferred Stock, par value $0.0001, of the Corporation (the “Series A Stock”).

(c) Following the filing of the Certificate of Designations of Preferences and Rights of Series B Convertible Preferred Stock of the Corporation in the form as attached hereto as Exhibit F immediately after the Effective Time, each share of Series B Convertible Preferred Stock, par value $0.0001, of the Company shall be converted into one share of Series B Convertible Preferred Stock, par value $0.0001, of the Corporation (the “Series B Stock”).

(d) Following the filing of the Certificate of Designations of Preferences and Rights of Series c Convertible Preferred Stock of the Corporation in the form as attached hereto as Exhibit G immediately after the Effective Time, each share of Series C Convertible Preferred Stock, par value $0.0001, of the Company shall be converted into one share of Series C Convertible Preferred Stock, par value $0.0001, of the Corporation (the “Series C Stock”).

(e) All warrants, options and other rights to acquire shares of common stock of the Company outstanding at the time of the Conversion shall automatically be converted to the right to receive Common Stock at the Conversion Rate, with equitable adjustments to the purchase price or conversion terms thereof, and shall thereafter constitute a right to acquire the Common Stock as set forth herein and therein.

Section 2.02 Recordation of Shares.

(a)	Shares of Common Stock, Series A Stock and Series B Stock issued in connection with the Conversion shall be uncertificated unless otherwise determined by the Board of Directors of the Corporation, and the Corporation shall record such shares of Common Stock, Series A Stock and Series B Stock into which the common stock of the Company, the Series A Convertible Preferred Stock of the Company and the Series B Convertible Preferred Stock of the Company, as applicable, shall have been converted as a result of the Conversion in book-entry form in the books and records of the Corporation.

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(b)	The shares of Common Stock issued upon the conversion of the common stock of the Company in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of common stock of the Company, and shall, when issued, be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, as applicable.

(c)	The shares of Series A Stock issued upon the conversion of the Series A Convertible Preferred Stock of the Company in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Series A Convertible Preferred Stock of the Company, and shall, when issued, be duly authorized, validly issued, fully paid and non-assessable shares of Series A Stock, as applicable.

(d)	The shares of Series B Stock issued upon the conversion of the Series B Convertible Preferred Stock of the Company in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Series B Convertible Preferred Stock of the Company, and shall, when issued, be duly authorized, validly issued, fully paid and non-assessable shares of Series B Stock, as applicable.

Section 2.03 Covenants.

(a)	Subject to the terms and conditions of this Plan, the Board of Directors of the Company and the officers of the Company (each, a “Party”) will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Plan. Each Party shall execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or appropriate in order to consummate or implement expeditiously the transactions contemplated hereunder.

(b)	The Parties agree to treat, for U.S. federal, state and local Tax purposes, the transactions contemplated by this Plan as governed by Section 368 of Internal Revenue NRS of 1986, as amended, and to report consistently with such treatment for all U.S. federal, state and local Tax purposes.

ARTICLE III. ARTICLE III. MISCELLANEOUS

Section 3.01 Governing Law. This Plan shall be governed by, enforced, and construed under and in accordance with the laws of the State of Delaware and the laws of the State of Nevada, without giving effect to the principles of conflicts of law thereunder.

Section 3.02 Entire Agreement. This Plan represent the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 3.03 Amendment; Waiver. At any time prior to the Effective Date, this Plan may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Board of Directors and stockholders of the Company holding a majority of the voting power of the Company.

Section 3.04 Headings. The headings contained in this Plan are intended solely for convenience and shall not affect the rights of the Parties.

[Signature appears on following page]

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In witness whereof, the Company has entered into this Plan as of the date first set forth above.

NextNRG, Inc.

By:	/s/ Michael D. Farkas
Name:	Michael D. Farkas
Title:	Chief Executive Officer

Exhibit A

Delaware Certificate of Conversion

(Attached)

STATE OF DELAWARE CERTIFICATE OF

CONVERSION FROM A DELAWARE CORPORATION

TO A NON-DELAWARE ENTITY PURSUANT TO

SECTION 266 OF

THE DELAWARE GENERAL CORPORATION LAW

1.	The name of the Delaware corporation is Next NRG, Inc.
(If changed, the name under which it’s Certificate of Incorporation was originally filed: EZFill Holdings, Inc.)

2.	The date of filing of its original Certificate of Incorporation with the Delaware Secretary of State is March 28, 2019.

3.	The jurisdiction to which the corporation shall convert is (list jurisdiction) Nevada NextNRG, Inc. and the name under which the entity shall be known is NextNRG, Inc.

4.	The conversion has been approved in accordance with Section 266 of the Delaware General Corporation Law.

5.	The corporation agrees that it may be served with process in the State of Delaware in any action, suit or proceeding for enforcement of any obligation of the corporation arising while it was a corporation of the State of Delaware, as well as for enforcement of any obligation of such other entity arising from the conversion, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of Title 8, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such action, suit or proceeding.

6.	The address to which a copy of the process shall be mailed by the Secretary of State is 407 Lincoln Rd. #9F, Miami Beach, Florida 33190.

IN WITNESS WHERE OF, the undersigned have executed this Certificate on the 7th day of October, A.D. 2026

By:	/s/ Michael D. Farkas
Authorized Officer
Name:	Michael D. Farkas
Print or Type

Exhibit B

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

ABOVE SPACE IS FOR OFFICE USE ONLY

Articles of Conversion

NRS 92A.205

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Constituent Entity Information:	Entity Name: NextNRG, Inc. Jurisdiction: Delaware Entity Type*: Corporation Entity or Nevada Business Identification Number (NVID), if applicable:
2. Resulting Entity Information:	Entity Name: NextNRG, Inc. Jurisdiction: Nevada Entity Type*: Corporation
3. Plan of Conversion: (select one box)	☐ You've attached the entire conversion plan to these articles ☒ You've filed the complete executed conversion plan with the resulting entity's registered office or principal place of business ☐ If you are a domestic limited partnership under NRS 88: You filed the complete executed conversion plan with the records office required by NRS 88.330
4. Forwarding Address for Service of Process: (If surviving entity is foreign, outside the boundaries of Nevada)	Name: Country Care of: Address City State Postal Code
5. Effective Date and Time: (Optional)	Date: Time: Effective date is not to exceed 90 days of the filing date of this form. If left blank, this form will be effective upon filing with the SOS. If you select a later effective date but the effective time is left blank, the effective time will be at 12:01 Pacific time on the specified date.
6. Signature Statement: (Required)	• A plan of conversion has been adopted by the constituent entity in compliance with the law of the jurisdiction governing the constituent entity. • This document, once completed, will serve as a statement of an officer as required by NRS 80.030. • Signatures Required: ▶ Nevada Entities: Officer (corporation), all general partners (limited/limited-liability limited partnership), manager/member (limited-liability company), trustee (business trust), managing partner (limited-liability partnership). ▶ Foreign Entities: Authorized individual, per entity s governing laws. NextNRG, Inc. Name of constituent entity Michael Farkas Print First Name Print Last Name x /s/Michael Farkas Signed by: Michael D. Farkas Signature of Constituent Entity (Conversion) Title Date

Entity Type examples:
Corporation, Limited Partnership, Limited-Liability Limited Partnership, Limited-Liability Company or Business Trust.

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Revised: 7/1/2026

Nevada Articles of Conversion